SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8 - K

                                 CURRENT REPORT
          Pursuant to Section 13 or 15(d) of the Securities Act of 1934

     Date  of  Report  (Date  of  Earliest  event  Reported):  April  23,  2005

                                  PHC HOLDINGS
             (Exact Name of Registrant as Specified in its Charter)

             Nevada                        000-29475                 88-0491630
(State  or  other Jurisdiction     (Commission  File Number)      (IRS Employer
      of Incorporation)                                           I.D.  Number)

                          2633 Lincoln Blvd., Suite 117
                             Santa Monica, CA 90405
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (310) 452-3206

                                       N/A
          (Former name or former address, if changed since last report)


Item  8.01     Other  Events:

(i)     Registrant  enters  into  Letter  of  Intent  -   Acquisition  of  Rudy
International Marketing, Ltd ("RIM"). Registrant entered into a Letter of Intent to acquire all of the outstanding stock of RIM in exchange for shares of restricted common stock of Registrant. It is anticipated that the parties will enter into a definitive Stock Purchase Agreement within the next week and a closing is expected to occur no later than October 15, 2005.


(ii) Change in Strategic Direction - The Board of Directors and the management of Registrant have created and implemented a revised business model for Registrant. Management and Board of Directors have been reviewing all aspects of the business. The underlying objective of this evaluation was to ensure that Registrant pursues a business approach that has the potential of producing fundamental values for its shareholders.

The Directors and Management have determined that as a Business Development Company, future investments will be focused on companies that have entry level positive cash flow financial statements. Additionally, the investments must have the potential for growth based on existing core factors, additional capital infusion if required and, if necessary, the introduction of an experienced management team that has a reasonable expectation of expanding the existing foundation.

While the Directors and Management will be reviewing acquisition opportunities to include all consumer products categories to provide for a diversification in an expanded portfolio, the Board and Management feel strongly that this new direction will both reduce the risk for Registrant and its shareholders as well as provide the best opportunity for long-term shareholder value.

Consistent with this new strategy, the Company has identified and initiated discussions with several potential acquisition candidates. The acquisition of RIM is the first investment in which Registrant believes fits these criteria.

(iii) Registrant changes name from PHC Holdings to RUDY 45 - The Articles of Incorporation of Registrant were amended to change the name of Registrant from PHC Holdings to "RUDY 45".

This name will become effective September 26, 2005, the date when Registrant commences trading under its new name and its new symbol which will be "RDYF."

(iv) Registrant announced a 1450 to 1 reverse stock split. On September 19, 2005, Registrant announced a 1450 to 1 reverse stock split which will become effective September 26, 2005 to shareholders of record on such date.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  PHC  HOLDINGS
Date:  September  23,  2005


                                /s/ Sonia Farrell
                                -----------------
                            Sonia Farrell, President